Exhibit 10.1
SEPARATION AGREEMENT
     THIS AGREEMENT (this “Agreement”), effective as of October 20, 2008 (the “Effective Date”), is by and between AGILYSYS, INC., an Ohio corporation (the “Company”), and Arthur Rhein (the “Executive”).
     WHEREAS, the Company and the Executive entered into that certain Employment Agreement, effective as of December 23, 2005, as amended and restated as of January 1, 2006, and as amended and extended as of January 28, 2008 (the “Employment Agreement”), in connection with the Executive’s service with the Company; and
     WHEREAS, the Company and the Executive have mutually agreed to the Executive’s separation from service with the Company, and hereby set forth the terms relating thereto.
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the Company and the Executive hereby agree as follows:
     1. SEPARATION FROM SERVICE.
     (a) The Company and the Executive agree that the Executive separated from service with the Company in all capacities effective on the Effective Date.
     (b) The Executive confirms that he has retired, effective as of the Effective Date, from the position of Chairman of the Board of Directors of the Company, President and Chief Executive Officer of the Company, and, in addition, as a member of the Board of Directors of the Company (the “Board”), and from all other offices and positions with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships and other business enterprises (collectively, “Affiliates”), as well as from any office or position with any trade group or other industry organization which he holds on behalf of the Company.
2. RIGHTS, PAYMENTS AND BENEFITS. In connection with the Executive’s separation from service with the Company under this Agreement, the Company shall pay and provide the Executive with rights, payments, and benefits, subject to obligations, all as provided by the Employment Agreement in the event of a Protected Termination (within the meaning of the Employment Agreement), regardless of notice or circumstances of such termination.
     3. RELEASE BY THE EXECUTIVE.
     RELEASE. In consideration of the payments and benefits provided to the Executive under this Agreement and the Employment Agreement, and in consideration of the Company’s waiver and release set forth below, in connection with his separation from service and after having the opportunity to consult with counsel, the Executive, and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the

“Releasors”) hereby irrevocably and unconditionally release and ever discharge the Company and any of its subsidiaries, Affiliates or predecessors (collectively, the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (other than any of the foregoing allegedly arising under the federal Age Discrimination Employment Act) (collectively, “Claims”), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors may have arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; provided, however, that the release set forth in this Section 3(a) shall not apply to the obligations of the Company under this Agreement or the Employment Agreement. The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer or director of the Company Group and the termination thereof other than rights under any and all of the Company’s benefit plans and programs in accordance with the terms of such plans or programs.
4. RELEASE BY THE COMPANY.
     RELEASE. In consideration of the Executive’s waiver and release of claims set forth above and the other obligations of the Executive hereunder, the Company Group, and its and their respective officers, directors, employees, shareholders and agents, hereby irrevocably and unconditionally releases and forever discharges the Executive, his family, his estate, his agents, attorneys, his heirs, executors, administrators, representatives, successors and assigns from and against any and all Claims that they may have relating to or arising out of, directly or indirectly, the Executive’s employment relationship with and service as a director, employee or officer of the Company Group and the termination of such relationship or service; provided, however, that this release shall not apply to any of the Executive’s obligations under this Agreement or, subject to this Agreement, under the Employment Agreement.
5. OHIO LAW. This Agreement and all matters or issues collateral thereto shall be governed by the law of the State of Ohio, without giving effect to the conflicts or laws principles thereof.
6. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
7. ENTIRE AGREEMENT, ETC. This Agreement supersedes any and all agreements, discussions, negotiations or understandings and constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and can be amended only by a writing signed by the parties hereto. No rule or presumption regarding the construction of this Agreement against the drafter shall apply.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AGILYSYS, INC.

By:	/s/ Keith M. Kolerus

Title:	Chairman of the Board

/s/ Arthur Rhein

Arthur Rhein